Exhibit 16.1

Deloitte & Touche LLP
1100 Carillon Building
227 West Trade Street
Charlotte, NC 28202
July 3, 2007	USA

Tel: 1 704 887 1500
Fax: 1 704 887 1570
www.deloitte.com

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Speedway Motorsports Inc.’s Form 8-K dated July 3, 2007, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph, and the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and the fifth and sixth paragraphs.

Yours truly,

Member of
Deloitte Touche Tohmatsu